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                                                                   EXHIBIT 12.1

                                               FDX CORPORATION
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                 (Unaudited)

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                                                                                                             SIX MONTHS ENDED
                                                                  YEAR ENDED MAY 31,                            NOVEMBER 30,
                                             -----------------------------------------------------------    --------------------
                                                1995         1996         1997        1998        1999        1998        1999
                                             ----------   ----------   --------   ----------   ----------   --------   ---------
                                                           (In thousands, except ratios)
Earnings:
   Income before income taxes..............  $  693,564   $  702,094   $425,865   $  899,518   $1,061,064   $567,752  $ 545,808
   Add back:
     Interest expense, net of
       capitalized interest................     130,923      109,249    110,080      135,696      110,590     54,606     54,773
     Amortization of debt
       issuance costs......................       2,493        1,628      1,328        1,481        9,249        431        595
     Portion of rent expense
       representative of
       interest factor.....................     333,971      393,775    439,729      508,325      570,789    279,980    306,158
                                             ----------   ----------   --------   ----------   ----------   --------   ---------

   Earnings as adjusted....................  $1,160,951   $1,206,746   $977,002   $1,545,020   $1,751,692   $902,769   $907,334
                                             ----------   ----------   --------   ----------   ----------   --------   ---------
                                             ----------   ----------   --------   ----------   ----------   --------   ---------

Fixed Charges:
   Interest expense, net of
     capitalized interest..................  $  130,923   $  109,249   $110,080   $  135,696   $  110,590   $ 54,606   $ 54,773
   Capitalized interest....................      27,381       44,654     45,717       33,009       38,880     20,960     17,097
   Amortization of debt
     issuance costs........................       2,493        1,628      1,328        1,481        9,249        431        595
   Portion of rent expense
     representative of
     interest factor.......................     333,971      393,775    439,729      508,325      570,789    279,980    306,158
                                             ----------   ----------   --------   ----------   ----------   --------   ---------

                                             $  494,768   $  549,306   $596,854   $  678,511   $  729,508   $355,977   $378,623
                                             ----------   ----------   --------   ----------   ----------   --------   ---------
                                             ----------   ----------   --------   ----------   ----------   --------   ---------

   Ratio of Earnings to Fixed Charges......         2.3          2.2        1.6          2.3          2.4        2.5        2.4
                                             ----------   ----------   --------   ----------   ----------   --------   ---------
                                             ----------   ----------   --------   ----------   ----------   --------   ---------

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